Exhibit 2.2

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (“Amendment”) is executed as of the date set forth below by and among TDP SUPERSTORES CORP., a Texas corporation (“Seller”) and CASH AMERICA PAWN L.P., a Delaware limited partnership (“Purchaser”).

WHEREAS, Purchaser and Seller executed that certain Asset Purchase Agreement dated June 20, 2013, as amended by that certain First Amendment to Asset Purchase Agreement dated July 25, 2013 (collectively, the “Agreement”), whereby Seller, subject to certain conditions precedent, agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, certain assets composing the Business (as defined in the Agreement);

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 4 of the Agreement is amended and restated as follows:

“Purchase Price. As consideration for the sale of the Assets described in Section 1 above, Purchaser agrees to pay to Seller the total purchase price of One Hundred Million Six Hundred Forty-One Thousand One Hundred Thirty-One and 06/100 Dollars ($100,641,131.06) (the “Purchase Price”), subject to the Purchase Price Adjustment as hereinafter defined. The parties have considered and negotiated the allocation of the Purchase Price, and it is agreed and understood that the total Purchase Price shall be allocated as follows:

(a) For the pawn loan accounts of Seller described in Section 1(a) above, the sum of $14,432,196.62;

(b) For the merchandise, inventory and related items described in Section 1(b) above, the sum of $10,481,454.32;

(c) For the furniture, fixtures, equipment and supplies, and all other property described in Section 1(c) above the sum of $3,075,000.00;

(d) For the leasehold interests of Seller in and upon all of the premises presently occupied by the Business described in Section 1(e) above, the sum of $410,000.00;

(e) For the properties described in Section 1(f) above, the sum of $72,242,480.12; and

(f) The properties referred to in Section 1(d) are transferred as incidental to the purchase hereunder and without allocation of any portion of the purchase price thereto. Purchaser and Seller each agree that they will, with respect to any state or federal tax returns, report in accordance with and be governed and bound by the allocations set forth herein.”

The Purchase Price as adjusted and allocated in this Section 1 reflects the results of the Inspection and no further increase or decrease in the Purchase Price will be made.

2. Seller and Purchaser agree that the sum of Four Hundred Ten Thousand Five Hundred Seventy Five Dollars and No/100 ($410,575.00) will be credited to Purchaser at the Third Closing in full satisfaction of Seller’s obligations for Deferred Maintenance under Section 16.10 of the Agreement.

3. This Amendment may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature affixed to this Amendment by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission, and any party’s signature affixed to this Amendment that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Amendment.

4. Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

5. Except as expressly described herein, the Agreement is hereby ratified and remains in full force and effect as written.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of August 8, 2013.

PURCHASER:			SELLER:

CASH AMERICA PAWN L.P., a Delaware limited partnership			TDP SUPERSTORES CORP., a Texas corporation

By:	Cash America Holding, Inc., a Delaware corporation, its general partner		By:	/s/ Todd C. Behringer
Todd C. Behringer, Chief Executive Officer

	By:	/s/ J. Curtis Linscott
J. Curtis Linscott, Executive Vice President